Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

March 22, 2018

Quarterly Distribution Report No. 213

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on March 20, 2018.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the fourth quarter of 2017 (the “Q4 Distribution Period”).

The Trust received $133,634 ($.4812 per Trust Unit) for the Q4 Distribution Period (the “Q4 Payment”), as compared to $135,106 ($.4864 per Trust Unit) for the payment attributable to the fourth quarter of 2016.

After receiving the Q4 Payment, the Trust paid $61,464 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $72,170 ($.2599 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on March 20, 2018.

During the twelve month period ended March 31, 2018, the Trust’s aggregate distributions will amount to $588,152 ($2.1179 per Trust Unit), as compared to $627,445 ($2.2593 per Trust Unit) during the twelve month period ended March 31, 2017.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended March 31, 2018 and March 31, 2017 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended March 31, 2018		Per Unit*

Gross royalty income collected by EMI for the period	$564,601

Less: Related royalty expense	281,274
Amount deducted by EMI	138,302
Adjustment for copyright renewals, etc.	11,391

	430,967

Balance as reported by EMI	$133,634

Payments received by Trust	$133,634		$.4812

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	61,464		.2213

Balance available for distribution	$72,170		$.2599

Distribution per Unit*		$.2599

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended March 31, 2017		Per Unit*	Twelve Months Ended March 31, 2018		Per Unit	Twelve Months Ended March 31, 2017		Per Unit

$681,812			$3,071,527			$3,218,141

365,491			1,222,335			1,356,013
166,866			871,563			895,296
14,349			92,935			106,628

546,706			2,186,833			2,357,937

$135,106			$884,694			$860,204

$135,106		$.4864	$884,694		$3.1857	$860,204		$3.0974

55,759		.2007	296,542		1.0678	232,759		.8381

$79,347		$.2857	$588,152		$2.1179	$627,445		$2.2593

	$.2857			$2.1179			$2.2593